Exhibit 3.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Articles Supplementary

7.00% SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK

ALEXANDRIA REAL ESTATE EQUITIES, INC. a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Pursuant to Section 6.3 of Article VI of the Articles of Amendment and Restatement of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolution duly adopted, classified and designated 10,000,000 shares (the “Shares”) of Preferred Stock (as defined in the Charter) as shares of 7.00% Series D Cumulative Convertible Preferred Stock, par value $.01 per share (the “Series D Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, subject in all cases to the provisions of Article VII of the Charter, that are as set forth in the following paragraphs, which upon any restatement of the Charter shall be made part of Article VI thereof, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof. The classification increases the number of shares classified as Series D Preferred Stock from no shares immediately prior to the classification to 10,000,000 shares immediately after the classification. The classification decreases the number of shares of unclassified Preferred Stock from 89,840,000 shares immediately prior to the classification to 79,840,000 shares immediately after the classification.

7.00% SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK

1.                                      Designation and Amount.

The Series D Preferred Stock designated herein shall be 7.00% Series D Cumulative Convertible Preferred Stock, par value $.01 per share. The number of shares of Series D Preferred Stock to be authorized shall be 10,000,000.

2.                                      Dividend Provisions.

(a)                                  Subject to the rights of series of Preferred Stock which may from time to time come into existence, holders of shares of Series D Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors of the Corporation and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.00% per annum of the Liquidation Preference (as hereinafter defined) per share (equivalent to a fixed annual amount of 1.75 per share). Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or before the 15th day of each of January, April, July and October of each year or, if any such day is not a Business Day (as defined below), then on the next succeeding Business Day (each, a “Dividend Payment Date”), except that, if such Business Day is in the next succeeding year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The first dividend, which will be due on or before July 15, 2008 will be for more than a full quarter. Such first dividend and any dividend payable on

Series D Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Corporation at the close of business on the last Business Day of December, March, June and September, respectively, or on such date designated by the Board of Directors of the Corporation that is not more than 30 nor less than ten days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”).  For the purposes of the terms of the Series D Preferred Stock, the term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b)                                 Dividends on Series D Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series D Preferred Stock will accumulate as of the Dividend Payment Date on which they become payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series D Preferred Stock which may be in arrears. No dividends on shares of Series D Preferred Stock shall be authorized by the Board of Directors and declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any of the Corporation’s agreements, including any agreement relating to the Corporation’s indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)                                  If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series D Preferred Stock shall be the amount that bears the same ratio to the Capital Gains Amount that the Total Dividends (as determined for federal income tax purposes) paid or made available to the holders of Series D Preferred Stock for the year bears to the Total Dividends.

(d)                                 If any shares of Series D Preferred Stock are outstanding, no dividends (other than in shares of Common Stock (as defined in the Charter) or other series of Preferred Stock ranking junior to Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment on any Common Stock or any other series of Preferred Stock of the Corporation ranking junior to Series D Preferred Stock as to dividends, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on shares of Series D Preferred Stock and all other series of Preferred Stock ranking, as to dividends, on a parity with the Series D Preferred Stock (“Parity Preferred”) for all past dividend periods and the then current dividend period.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Series D Preferred Stock and Parity Preferred, all dividends declared upon shares of Series D Preferred Stock and any Parity Preferred shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of Parity Preferred shall in all cases bear to each other the same ratio that accrued dividends per share on Series D Preferred Stock and such other series of Parity Preferred  (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series D Preferred Stock which may be in arrears.

(e)                                  Except as provided in Section 2(d), unless full cumulative dividends on shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other stock ranking junior to Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the shares of Common Stock or any other stock of the Corporation ranking junior to or on a parity with Series D Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock or any other stock of the Corporation ranking junior to or on a parity with Series D Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation or any affiliate or any person acting on behalf of the Corporation or any of its affiliates (except by conversion into or exchange for other stock of the Corporation ranking junior to Series D Preferred Stock as to dividends and amounts upon liquidation or exchanges for the purpose of preserving the Corporation’s status as a REIT).

(f)                                    Any dividend payment made on shares of Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Series D Preferred Stock which remains payable.

3.                                       Liquidation Preference.

(a)                                  Subject to the rights of series of Preferred Stock which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution of assets shall be made to the holders of any shares of Common Stock or any other class or series of stock of the Corporation ranking junior to Series D Preferred Stock as to liquidation rights, the holders of shares of Series D Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, after payment of or provision for the Corporation’s debts and other liabilities, liquidation distributions in the amount of the liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all dividends accrued and unpaid thereon to but excluding the date of payment. Holders of Series D Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of shares of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the available assets of the Corporation are insufficient to pay the full amount of the liquidation distributions on outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity with Series D Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Stock”), then the holders of shares of Series D Preferred Stock and Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

(b)                                 A consolidation or merger of the Corporation with or into any other trust, entity or entities, or a sale, lease, consolidation, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

4.                                      Redemption.

Shares of Series D Preferred Stock shall not be redeemable, provided, however, that shares of Series D Preferred Stock shall be subject to the provisions of Article VII of the Charter and shares of Series D Preferred Stock may be repurchased in accordance with Section 6(l) of the terms of these Series D Preferred Stock.

5.                                      Voting Rights.

(a)                                  Except as provided in this Section 5, the holders of shares of Series D Preferred Stock will have no voting rights.

(b)                                 If six or more quarterly dividends (whether or not consecutive) payable on shares of Series D Preferred Stock or any Parity Preferred are in arrears (a “Preferred Dividend Default”), whether or not earned or declared, the number of directors then constituting the Board of Directors of the Corporation will automatically be increased by two, and the holders of shares of Series D Preferred Stock, voting together as a single class with the holders of shares of any other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on the Corporation’s Board of Directors at a special meeting called by of the holders of record of at least 20% of the Series D Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) and at each subsequent annual meeting until all unpaid dividends accumulated on such shares of Series D Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series D Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such directors shall be elected upon the affirmative vote of a plurality of the shares of Series D Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present to serve until the next annual meeting and until their successors are elected and qualify or the terms of such directors terminate as set forth in the following sentence. If and when all accumulated dividends and the dividend for the then current dividend period on the Series D Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current period have been paid in full or declared and set aside for payment in full on the Series D Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each director so elected shall immediately terminate. The directors so elected shall each be entitled to one vote per director on any matter.

(c)                                  At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 20% of the outstanding shares of Series D Preferred Stock and Parity Preferred, a special meeting of the holders of Series D Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series D Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series D Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series D Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. Notice of all meetings at which holders of the Series D Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series D Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.

(d)                                 So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not without the affirmative vote or consent, given in person or by proxy, either in writing or at a meeting, of the holders of at least two-thirds of the shares of the Series D Preferred Stock and of the shares of any series of Parity Preferred or Parity Stock determined by the Board of Directors to be affected in a manner similar to the Series D Preferred Stock by the proposed action described in (a) or (b) below (upon which like voting rights have been conferred and are exercisable on the matter), voting together as a single class, (a) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Corporation’s Charter or these Articles Supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, or if the Corporation is not the surviving entity and the successor entity issues to holders of Series D Preferred Stock preferred shares with substantially identical rights, privileges, preferences and voting powers as the Series D Preferred Stock, or if the holders of Series D Preferred Stock receive the greater of the full trading price of the Series D Preferred Stock on the date of the Event or the Liquidation Preference, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not require the vote of the holders of the Series D Preferred Stock.

(e)                                  Except as provided above, the holders of Series D Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

(f)                                    The foregoing voting provisions of this Section 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been converted or repurchased or called for conversion or repurchase in accordance with Section 6 of the terms of the Series D Preferred Stock upon proper notice or otherwise reacquired by the Corporation and sufficient funds, in cash, shall have been deposited in trust to effect such conversion or repurchase or other reacquisition.

(g)                                 In any matter in which the Series D Preferred Stock may vote (as expressly provided herein), each share of Series D Preferred Stock shall be entitled to one vote per $25.00 of Liquidation Preference.

6.                                       Conversion Rights.

(a)                                  Definitions. For the purposes of this Section 6 of the terms of the Series D Preferred Stock, the following terms shall have the following meanings:

“Closing Sale Price” per share of Common Stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NYSE or, if the Common Stock is not reported by the NYSE, in composite transactions for the principal other U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the Common Stock is not so quoted, the “Closing Sale Price” will be the average of the mid-point of the last bid and asked prices for the Common Stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by the Corporation for this purpose.

“Conversion Date” has the meaning set forth in Section 6(b)(ii) of the terms of the Series D Preferred Stock.

“Conversion Option” means the Corporation’s option to convert some or all of the Series D Preferred Stock into that number of shares of Common Stock that are issuable at the then-applicable Conversion Rate (as defined below) as described in Section 6(c) of the terms of the Series D Preferred Stock.

“Conversion Price” per share of Series D Preferred Stock as of any date means the Liquidation Preference of such share of Series D Preferred Stock divided by the then applicable Conversion Rate.

“Conversion Rate” means initially 0.2477 shares of Common Stock per $25.00 of Liquidation Preference, subject to adjustment in certain events as set forth in this Section 6 of the terms of the Series D Preferred Stock.

“DTC” means The Depository Trust Corporation or any successor entity.

“Effective Date” has the meaning set forth in Section 6(c)(iii) of the terms of the Series D Preferred Stock.

“Fundamental Change” shall be deemed to have occurred at such time as:

(i)                                     the consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to Common Stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Corporation or a sale, lease or other transfer of all or substantially all of its consolidated assets) or a series of related transactions or events pursuant to which all of the outstanding shares of Common Stock are exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on a national securities exchange;

(ii)                                  any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable), other than the Corporation, or any of the Corporation’s majority-owned subsidiaries or any employee benefit plan of the Corporation or such subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of the Corporation’s capital stock of then outstanding entitled to vote generally in elections of directors; or

(iii)                               during any period of 12 consecutive months after the date of original issuance of the Series D Preferred Stock, persons who at the beginning of such 12 month period constituted the Corporation’s Board of Directors, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Corporation’s Board of Directors who were either members of the Board of Directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Corporation’s Board of Directors.

“Fundamental Change Conversion Right” has the meaning set forth in Section 6(l)(i) of the terms of the Series D Preferred Stock.

“Market Price” means, with respect to any Fundamental Change Conversion Date, the average of the Closing Sale Prices of the Common Stock for the ten consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Conversion Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first Trading Day of such ten Trading Day period and ending on the Fundamental Change Conversion Date of any event requiring an adjustment of the Conversion Rate as described under Section 6(h); provided that in no event shall the market price be less than $0.01, subject to adjustment for share splits and combinations, reclassifications and similar events.

“NYSE” means the New York Stock Exchange, Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Trading Day” means a day during which trading in securities generally occurs on the NYSE or, if the Common Stock is not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

(b)                                 Conversion at Holder’s Option.

(i)                                     Holders of shares of Series D Preferred Stock, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series D Preferred Stock into Common Stock at the then applicable Conversion Rate.

(ii)                                  The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series D Preferred Stock. Instead, the Corporation shall pay the cash value of such fractional shares based upon the Closing Sale Price of its Common Stock on the Trading Day (as defined in this Section 6) immediately prior to (A) the date on which the certificate or certificates, if any, representing the shares of Series D Preferred Stock to be converted, if certificated, are surrendered, accompanied by a written notice of conversion and any required transfer taxes (the “Conversion Date”), or (B) the Effective Date for the Corporation’s Conversion Option, as the case may be.

(iii)                              A holder of shares of Series D Preferred Stock is not entitled to any rights of a common stockholder of the Corporation until such holder of shares of Series D Preferred Stock has converted its shares of Series D Preferred Stock or unless the Corporation has exercised its Conversion Option, and only to the extent the shares of Series D Preferred Stock are deemed to have been converted into shares of Common Stock under the terms of the Series D Preferred Stock.

(iv)                              Notwithstanding anything herein to the contrary, holders of shares of Series D Preferred Stock may not convert their outstanding shares of Series D Preferred Stock into Common Stock if such conversion would cause the holder to violate the Ownership Limit (as defined in Article VII of the Charter) or otherwise result in the Corporation failing to qualify as a REIT.

(v)                                 Conversion Procedures. Holders of shares of Series D Preferred Stock may convert some or all of their shares by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates, if any, for the shares of Series D Preferred Stock to be converted, accompanied by a written notice stating that the holder of shares of Series D Preferred Stock elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 6 and specifying the name or names in which the holder of shares of Series D Preferred Stock wishes the certificate or certificates, if any, for the shares of Common Stock to be issued, if certificated. If the notice specifies a name or names other than the name of the holder of shares of Series D Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates, if any, the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series D Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series D Preferred Stock, the Corporation shall (A) reflect the issuance of such number of shares of Common Stock to which the holders of shares of Series D Preferred stock, or the transferee of such holder, shall be entitled on the stock records of the Corporation, and (B) deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock, if then certificated, to which the holders of shares of such Series D Preferred Stock, or the transferee of the holder of such shares of Series D Preferred Stock, shall be entitled and (ii) if less than the full number of shares of Series D Preferred Stock represented by the surrendered certificate or certificates, if any, or specified in the notice, is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted, if the Series D Preferred Stock is then certificated. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the holder of shares of Series D Preferred Stock as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(vi)                              In lieu of the foregoing procedures, if the Series D Preferred Stock is held in global certificate form, the holder of shares of Series D Preferred Stock must comply with the procedures of DTC to convert its beneficial interest in respect of the Series D Preferred Stock represented by a global stock certificate of the Series D Preferred Stock.

(vii)                           If any shares of Series D Preferred Stock are to be converted pursuant to the Corporation’s Conversion Option, the right of a holder of such to voluntarily convert those shares of Series D Preferred Stock shall terminate if the Corporation has not received the conversion notice of such holder of such shares of Series D Preferred Stock by 5:00 p.m., New York City time, on the Business Day immediately preceding the date fixed for conversion pursuant to the Corporation’s Conversion Option.

(viii)                        If more than one share of Series D Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series D Preferred Stock shall be computed on the basis of the total number of shares of Series D Preferred Stock so surrendered.

(c)                                  Corporation Conversion Option.

(i)                                     On or after April 20, 2013, the Corporation may exercise its Conversion Option, as described below, but only if (A) the Closing Sale Price of the Common Stock equals or exceeds 150% of the then-applicable Conversion Price per share of the Series D Preferred Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period) ending on the Trading Day immediately prior to the Corporation’s issuance of a press release announcing the exercise of its Conversion Option as described below in paragraph (iii); and (B) on or prior to the Effective Date of the exercise of its Conversion Option, the Corporation has either declared and paid, or declared and set apart for payment, any unpaid dividends that are in arrears on the Series D Preferred Stock.

(ii)                                  If the Corporation converts less than all of the outstanding shares of Series D Preferred Stock, the Corporation’s transfer agent shall select the shares by lot, on a pro rata basis or in accordance with any other method the transfer agent considers fair and appropriate. The Corporation may convert the Series D Preferred Stock only in a whole number of shares of Series D Preferred Stock. If a portion of a holder’s Series D Preferred Stock is selected for partial conversion by the Corporation and the holder converts a portion of such Series D Preferred Stock, the number of shares of Series D Preferred Stock subject to conversion by the Corporation shall be reduced by the number of shares that the holder converted.

(iii)                               To exercise its Conversion Option described above, the Corporation shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 6(c)(i) are met, announcing such conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to holders of shares of Series D Preferred Stock (not more than four Trading Days after the date of the press release) and, if required by the rules and regulations of the SEC, the Corporation shall file a Current Report on Form 8-K (or make such other filing on an appropriate form as may be permitted by the rules and regulations of the SEC), of the exercise of the Corporation’s Conversion Option announcing its intention to convert Series D Preferred Stock. The “Effective Date” for the Corporation’s Conversion Option shall be the date that is five Trading Days after the date on which the Corporation issues such press release.

(iv)                              In addition to any information required by applicable law or regulation, the press release and notice of the exercise of the Corporation’s Conversion Option referred to in paragraph (iii) above shall state, as appropriate: (A) the Effective Date for its Conversion Option; (B) the number of shares of Common Stock to be issued upon conversion of each share of Series D Preferred Stock; (C) the number of shares of Series D Preferred Stock to be converted; and (D) that dividends on the shares of Series D Preferred Stock to be converted shall cease to accrue on the Effective Date for the Corporation’s Conversion Option (and no dividends on such converted shares shall be payable except as provided herein in the terms of the Series D Preferred Stock).

(d)                                 Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series D Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock.

(e)                                  Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series D Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series D Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

(f)                                    Payment of Dividends Upon Conversion; Optional Conversion.

(i)                                     If a holder of shares of Series D Preferred Stock exercises its conversion rights, upon delivery of the shares of Series D Preferred Stock for conversion, those shares of Series D Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the holder of shares of Series D Preferred Stock shall not receive any cash payment in an amount equal to accrued and unpaid dividends on the shares of Series D Preferred Stock, except in those limited circumstances discussed below in this Section 6(f). Except as provided below in this Section 6(f), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series D Preferred Stock converted at the election of holders of such shares.

(ii)                                  If the Corporation receives a conversion notice before the close of business on a Dividend Record Date, the holder of shares of Series D Preferred Stock shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date.

(iii)                               If the Corporation receives a conversion notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder of shares of Series D Preferred Stock on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series D Preferred Stock, notwithstanding the conversion of those shares of Series D Preferred Stock prior to that Dividend Payment Date, because that holder of shares of Series D Preferred Stock will have been the holder of record of shares of Series D Preferred Stock on the corresponding Dividend Record Date. At the time that such holder of shares of Series D Preferred Stock surrenders shares of Series D Preferred Stock for conversion, however, it shall pay to the Corporation an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date; provided that no such payment need be made if the Corporation has specified a date on which it will repurchase such shares of Series D Preferred Stock at the Fundamental Change Repurchase Price (as defined in Section 6(l)(ii) of the terms of the Series D Preferred Stock) pursuant to Section 6(l) of the terms of the Series D Preferred Stock that is after a Dividend Record Date and on or prior to the Dividend Payment Date to which that Dividend Record Date relates.

(iv)                              If the holder of shares of Series D Preferred Stock is a holder of shares of Series D Preferred Stock on a Dividend Record Date and converts such shares of Series D Preferred Stock into shares of Common Stock on or after the corresponding Dividend Payment Date such holder of shares of Series D Preferred Stock shall be entitled to receive the dividend payable on such shares of Series D Preferred Stock on such corresponding Dividend Payment Date, and the holder of shares of Series D Preferred Stock shall not need to include payment of the amount of such dividend upon surrender for conversion of shares of Series D Preferred Stock.

(g)                                 Payment of Dividends Upon Conversion; Corporation Conversion Option.

(i)                                     If the Corporation converts shares of Series D Preferred Stock pursuant to its Conversion Option, on or prior to the Effective Date of the Conversion Option, the Corporation must first declare and pay, or declare and set apart for payment, any unpaid dividends that are in arrears on Series D Preferred Stock.

(ii)                                  If the Corporation exercises its Conversion Option and the Effective Date is after the close of business on a Dividend Payment Date and prior to the close of business on the next Dividend Record Date, the holder of shares of Series D Preferred Stock shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date. Accordingly, if the Corporation converts shares of Series D Preferred Stock and the effective date is after the close of business on a Dividend Payment Date and prior to the close of business on the next Dividend Record Date, holders of shares of Series D Preferred Stock shall forego the right to receive any dividends accruing from such Dividend Payment Date to the Effective Date.

(iii)                               If the Corporation exercises its Conversion Option and the Effective Date is on or after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends payable for such period with respect to the shares of Series D Preferred Stock called for a conversion on such date, shall be payable on such Dividend Payment Date to the holder of such shares of Series D Preferred Stock on such Dividend Record Date.

(h)                                 Conversion Rate Adjustments. The Corporation shall adjust the Conversion Rate from time to time as follows:

(i)                                     If the Corporation issues shares of Common Stock as a dividend or distribution on shares of Common Stock to all holders of Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x OS1/OS0

where

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

CR1 = the new Conversion Rate in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination; and

OS0 = the number of shares of Common Stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this paragraph (i) shall become effective at the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)                                  If the Corporation distributes to all holders of Common Stock any rights, warrants or options entitling them, for a period expiring not more than 45 days after the date of issuance of such rights, warrants or options, to subscribe for or purchase shares of Common Stock at a price per share that is less than the Closing Sale Price per share of Common Stock on the Business Day immediately preceding the time of announcement of such distribution, the Corporation shall adjust the Conversion Rate based on the following formula:

CR1 = CR0 x (OS0+X)/(OS0+Y)

where

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new Conversion Rate in effect immediately on and after the ex-dividend date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the aggregate number of shares of Common Stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants or options and (B) the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the Business

Day immediately preceding the date of announcement for the issuance of such rights, warrants or options.

For purposes of this paragraph (ii), in determining whether any rights, warrants or options entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than the applicable Closing Sale Price per share of Common Stock, and in determining the aggregate exercise or conversion price payable for such shares of Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Corporation’s Board of Directors. If any right, warrant or option described in this paragraph (i) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the Corporation shall adjust the new Conversion Rate to the Conversion Rate that would then be in effect if such right, warrant or option had not been so issued.

(iii)                               If the Corporation distributes shares of its stock, evidence of indebtedness or other assets or property to all holders of Common Stock, excluding (A) dividends, distributions, rights, warrants or options referred to in paragraph (i) or (ii) above; (B) dividends or distributions paid exclusively in cash; and (C) spin-offs, as described below in this paragraph (iii) then the Corporation shall adjust the Conversion Rate based on the following formula:

CR1 = CR0 x SP0/(SP0 – FMV)

where

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new Conversion Rate in effect immediately on and after the ex-dividend date for such distribution;

SP0 = the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the Business Day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by the Corporation’s Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the earlier of the record date or the ex-dividend date for such distribution;

provided that if “FMV” with respect to any distribution of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation is made so that each holder of Series D Preferred Stock shall have the right to receive on the date such shares of stock, evidences of indebtedness or other assets or property of the Corporation are distributed to holders of Common Stock, for each share of Series D Preferred Stock, the amount of shares of stock, evidences of indebtedness or other assets or property of the Corporation such holder of Series D Preferred Stock would have received had such holder of Series D Preferred Stock owned a number of shares of Common Stock equal to a fraction the numerator of which is the product of the

Conversion Rate in effect on the ex-dividend date for such distribution, and the aggregate Liquidation Preference of Series D Preferred Stock held by such holder and the denominator of which is twenty-five ($25.00).

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall become effective on the ex-dividend date for such distribution.

If the Corporation distributes to all holders of Common Stock stock of any class or series, or similar equity interest, of or relating to one of the Corporation’s subsidiaries or other business unit (a “spin-off”) the Conversion Rate in effect immediately before the 10th Trading Day from and including the effective date of the spin-off shall be adjusted based on the following formula:

CR1 = CR0 x (FMV0 +MP0 )/ MP0

where

CR0 = the Conversion Rate in effect immediately prior to the 10th Trading Day immediately following, and including, the effective date of the spin-off;

CR1 = the new Conversion Rate in effect immediately on and after the 10th Trading Day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the Closing Sale Prices per share of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Days after the effective date of the spin-off; and

MP0 = the average of the Closing Sale Prices per share of Common Stock over the first 10 consecutive Trading Days after the effective date of the spin-off.

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall occur on the 10th Trading Day from and including the effective date of the spin-off; provided that in respect of any conversion within the 10 Trading Days following the effective date of any spin-off, references within this paragraph (iii) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such spin-off and the Conversion Date in determining the applicable Conversion Rate.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new Conversion Rate shall be re-adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)                              If the Corporation makes any cash dividend or distribution to all holders of outstanding shares of Common Stock (excluding any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up) during any of its quarterly fiscal periods in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.78 (subject to adjustment) (the “reference dividend”), multiplied by the number of shares of Common Stock outstanding on the record date for such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x SP0 /(SP0 – C)

where

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new Conversion Rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the Business Day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution; and

C = the amount in cash per share that the Corporation distributes to holders of Common Stock that exceeds the reference dividend;

provided that if “C” with respect to any such cash dividend or distribution is equal to or greater than “SP0” with respect to any such cash dividend or distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series D Preferred Stock shall have the right to receive on the date such cash is distributed to holders of Common Stock, for each share of Series D Preferred Stock, the amount of cash such holder of Series D Preferred Stock would have received had such holder of Series D Preferred Stock owned a number of shares of Common Stock equal to a fraction the numerator of which is the product of the Conversion Rate in effect on the ex-dividend date for such dividend or distribution, and the aggregate principal amount of Series D Preferred Stock held by such holder and the denominator of which is twenty-five ($25.00).

An adjustment to the Conversion Rate made pursuant to this paragraph (iv) shall become effective on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new Conversion Rate shall be re-adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

The reference dividend amount is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment shall be made to the reference dividend amount for any adjustment made to the Conversion Rate under this paragraph (iv).

Notwithstanding the foregoing, if an adjustment is required to be made under this paragraph (iv) as a result of a distribution that is not a quarterly dividend, the reference dividend amount shall be deemed to be zero.

(v)                                 If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1 ))/(SP1 × OS0)

where

CR0 = the Conversion Rate in effect on the day immediately following the date such tender or exchange offer expires;

CR1 = the Conversion Rate in effect on the second day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Corporation’s Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the Closing Sale Price per share of Common Stock for the Trading Day immediately following the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made.

Any adjustment to the Conversion Rate made pursuant to this paragraph (v) shall become effective on the second day immediately following the date such tender offer or exchange offer expires. If the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Corporation shall re-adjust the new Conversion Rate to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(vi)                              If the Corporation has in effect a rights plan while any shares of Series D Preferred Stock remain outstanding, holders of shares of Series D Preferred Stock shall receive, upon a conversion of such shares in respect of which the Corporation has elected to deliver shares of Common Stock, in addition to such shares of Common Stock, rights under the Corporation’s stockholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from Common Stock. If the rights provided for in any rights plan that the Corporation’s Board of Directors may adopt have separated from the Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that holders of shares of Series D Preferred Stock would not be entitled to receive any rights in respect of Common Stock that the Corporation elects to deliver upon conversion of shares of Series D Preferred Stock, the Corporation shall adjust the Conversion Rate at the time of separation as if the Corporation had distributed to all holders of the Corporation’s stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

(vii)                           Notwithstanding the foregoing, in no event shall the Conversion Price be reduced below $0.01, subject to adjustment for share splits and combinations and similar events.

(viii)                        The Corporation shall not make any adjustment to the Conversion Rate if holders of shares of Series D Preferred Stock are permitted to participate, on an as-converted basis, in the transactions described in paragraphs (i) through (vi) above.

(ix)                                The Conversion Rate shall not be adjusted except as specifically set forth in this Section 6 to the terms of the Series D Preferred Stock. Without limiting the foregoing, the Conversion Rate shall not be adjusted for (A) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any of the Corporation’s present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement; (C) the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date shares of Series D Preferred Stock were first issued; (D) a change in the par value of Common Stock; (E) accumulated and unpaid dividends or distributions; and (F) the issuance of shares of Common Stock or the payment of cash upon redemption thereof.

(x)                                   No adjustment in the Conversion Rate shall be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made shall be carried forward and taken into account in any future adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2008, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. All required calculations shall be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the shares of Series D Preferred Stock are called for redemption, all adjustments not previously made shall be made on the applicable redemption date.

(xi)                                Except as described in this Section 6 of the terms of the Series D Preferred Stock, the Corporation shall not adjust the Conversion Rate for any issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible, exchangeable or exercisable securities.

(i)                                    Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i)                                     any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii)           a consolidation, merger or combination involving the Corporation;

(iii)          a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries); or

(iv)          a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a holder of shares of Series D Preferred Stock shall be entitled thereafter to convert such shares of Series D Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the holder of shares of Series D Preferred Stock would have owned or been entitled to receive upon such business combination as if such holder of shares of Series D Preferred Stock held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series D Preferred Stock held by such holder of shares of Series D Preferred Stock. If such business combination also constitutes a Fundamental Change, a holder of shares of Series D Preferred Stock converting such shares shall not receive a make-whole premium pursuant to Section 6(k) hereof if such holder does not convert its shares of Series D Preferred Stock “in connection with” (as described in Section 6(k)) the relevant Fundamental Change. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the holders of shares of Series D Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series D Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the holders of shares of Series D Preferred Stock who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two Business Days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of shares of Series D Preferred Stock (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the holders of shares of Series D Preferred Stock shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of shares of Series D Preferred Stock to convert such holder’s shares of Series D Preferred Stock into shares of Common Stock prior to the effective date of such business combination.

(j)            Optional Increase to Conversion Rate. To the extent permitted by law, the Corporation may, from time to time, increase the Conversion Rate for a period of at least 20 days if the Corporation’s Board of Directors determines that such an increase would be in the Corporation’s best interests. Any such determination by the Corporation’s Board of Directors shall be conclusive. In addition, the Corporation may increase the Conversion Rate if the Corporation’s Board of Directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any distribution of Common Stock or similar event. The Corporation shall give holders of shares of Series D Preferred Stock at least 15 Business Days’ notice of any increase in the Conversion Rate.

(k)           Adjustment to Conversion Rate upon Certain Fundamental Changes. The Corporation shall adjust the Conversion Rate from time to time as follows:

(i)                                     If, on or prior to April 15, 2018, a Fundamental Change takes place and a holder converts the Series D Preferred Stock in connection with such Fundamental Change, the Corporation shall increase, as described below, the Conversion Rate applicable to shares that are surrendered for conversion. A conversion of the Series D Preferred Stock shall be deemed for these purposes to be “in connection with” a Fundamental Change if the Conversion Date occurs from and including the effective date of such Fundamental Change to, and including, the Fundamental Change Conversion Date (as defined in Section 6(l)(vii)) for that Fundamental Change.

(ii)                                  The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to holders of Series D Preferred Stock of the anticipated effective date of any proposed Fundamental Change which shall occur on or prior to April 15, 2018. The Corporation shall make this mailing or publication at least 15 days before the anticipated effective date of the Fundamental Change. In addition, no later than the third Business Day after the completion of such Fundamental Change, the Corporation shall make an additional notice announcing such completion.

(iii)                               If a holder elects to convert in connection with a Fundamental Change, the Corporation shall increase the Conversion Rate by reference to the table below, based on the date when the Fundamental Change becomes effective (the “effective date”), and the applicable price. If the Fundamental Change is a transaction or series of related transactions and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for Common Stock in the Fundamental Change consists solely of cash, then the applicable price shall be the cash amount paid per share of Common Stock in the transaction. If the transaction is an asset sale and the consideration paid for the Corporation’s property and assets (or for the property and assets of the Corporation and its subsidiaries on a consolidated basis) consists solely of cash, then the applicable price shall be the cash amount paid for the Corporation’s property and assets, expressed as an amount per share of Common Stock outstanding on the effective date of the asset sale. In all other cases, the applicable price shall be the average of the Closing Sale Price per share of Common Stock for the ten consecutive Trading Days immediately preceding the effective date. The Corporation’s Board of Directors shall make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the ex-dividend date of the event occurs, at any time during those ten consecutive Trading Days.

(iv)                              The following table sets forth the number of additional shares of Common Stock per $25.00 of Liquidation Preference of Series D Preferred Stock that shall be added to the Conversion Rate applicable to Series D Preferred Stock that are converted in connection with a Fundamental Change (the “make-whole premium”). If an event occurs that requires an adjustment to the Conversion Rate, the Corporation shall, on the date the Corporation must adjust the Conversion Rate, adjust each applicable price set forth in the column headers of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction (A) whose numerator is the Conversion Rate in effect immediately before the adjustment; and (B) whose denominator is the adjusted Conversion Rate.

In addition, the Corporation shall adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, the Corporation must adjust the Conversion Rate as described in Section 6(h).

Number of Additional Shares of Common Stock Issuable
per $25.00 Liquidation Preference

Common Stock Share Price

Stock Price	$87.75	$105.00	$120.00	$135.00	$150.00	$165.00	$180.00	$195.00	$210.00	$225.00	$240.00	$255.00	$270.00
Effective Date
March 24, 2008	0.0372	0.0357	0.0285	0.0234	0.0197	0.0170	0.0148	0.0131	0.0117	0.0105	0.0095	0.0086	0.0079
April 15, 2009	0.0372	0.0328	0.0255	0.0205	0.0170	0.0144	0.0124	0.0109	0.0097	0.0087	0.0078	0.0071	0.0065
April 15, 2010	0.0372	0.0298	0.0222	0.0172	0.0138	0.0113	0.0096	0.0083	0.0073	0.0065	0.0058	0.0053	0.0048
April 15, 2011	0.0372	0.0270	0.0189	0.0137	0.0104	0.0082	0.0068	0.0058	0.0051	0.0045	0.0041	0.0037	0.0034
April 15, 2012	0.0372	0.0264	0.0166	0.0089	0.0053	0.0034	0.0025	0.0020	0.0017	0.0015	0.0014	0.0013	0.0012
April 15, 2013	0.0372	0.0261	0.0153	0.0073	0.0027	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2014	0.0372	0.0260	0.0151	0.0071	0.0025	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2015	0.0372	0.0259	0.0148	0.0066	0.0017	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2016	0.0372	0.0259	0.0148	0.0064	0.0014	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2017	0.0372	0.0256	0.0148	0.0062	0.0014	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
April 15, 2018	0.0372	0.0247	0.0135	0.0057	0.0010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(v)                                 The exact applicable share price and effective date may not be set forth in the table above, in which case (A) if the actual applicable share price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, the Corporation shall determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable; (B) if the actual applicable price is greater than $270.00 per share (subject to adjustment), the Corporation shall not increase the Conversion Rate as described above and no additional shares shall be issuable upon conversion; and (C) if the actual applicable price is less than $87.75 per share (subject to adjustment), the Corporation shall not increase the Conversion Rate as described above and no additional shares shall be issuable upon conversion.

(vi)                              Notwithstanding the foregoing, in the event of an adjustment to the Conversion Rate pursuant to this Section 6(k), in no event shall the Conversion Rate exceed 0.2849 shares of Common Stock per $25.00 of Liquidation Preference; provided that the Corporation shall adjust such maximum Conversion Rate in the same manner in which, and for the same events for which, the Corporation must adjust the Conversion Rate as described in Section 6(h).

(l)                                    Special Conversion Right of Series D Preferred Stock upon a Fundamental Change; Corporation Repurchase Right.

(i)                                     On or prior to April 15, 2018, in the event of a Fundamental Change, when the applicable price of Common Stock described in Section 6(k)(iii) of terms of the Series D Preferred Stock is less than $270.00 per share, then each holder of Series D Preferred Stock shall have the special right (the “Fundamental Change Conversion Right”), in addition to any other applicable conversion right, to convert some or all of the Series D Preferred Stock on the relevant Fundamental Change Conversion Date into a number of shares of Common Stock per $25.00 of Liquidation Preference equal to such Liquidation Preference plus an amount equal to accrued and unpaid dividends to, but not including, such Fundamental Change Conversion Date, divided by 98% of the Market Price of Common Stock (the “Fundamental Change Conversion Rate”). The Market Price of Common Stock shall be determined prior to the applicable Fundamental Change Conversion Date. A holder of Series D Preferred Stock which has elected to convert such shares otherwise than pursuant to the Fundamental Change Conversion Right shall not be able to exercise the Fundamental Change Conversion Right.

(ii)                                  If a holder of Series D Preferred Stock elects to convert Series D Preferred Stock as described in Section 6(l)(i) of terms of the Series D Preferred Stock, the Corporation may elect, in lieu of that conversion, to repurchase for cash some or all of such Series D Preferred Stock at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the Liquidation Preference of the Series D Preferred Stock to be repurchased plus an amount equal to accrued and unpaid dividends to, but not including, such Fundamental Change Conversion Date, or the Fundamental Change Repurchase Price; provided that if the relevant Fundamental Change Conversion Date is on a date that is after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, the Corporation shall pay such dividends to the holder of record on the corresponding Dividend Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the Liquidation Preference of the Series D Preferred Stock to be repurchased.

(iii)                               If the Corporation elects to repurchase Series D Preferred Stock that would otherwise be converted into Common Stock on a Fundamental Change Conversion Date, such Series D Preferred Stock shall not be converted into Common Stock and the holder of such shares shall be entitled to receive the Fundamental Change Repurchase Price in cash from the Corporation.

(iv)                              The aggregate number of shares of Common Stock issuable in connection with the exercise of the Fundamental Change Conversion Right may not exceed 2,507,120 shares of Common Stock (or 2,849,000 shares of Common Stock if the underwriter of the Corporation’s offering of the Series D Preferred Stock exercises its over-allotment option in full) or such other number of shares of Common Stock as shall then be authorized and available for issuance. If the number of shares of Common Stock issuable upon such conversion would exceed 2,507,120 or 2,849,000 shares of Common Stock, as the case may be, or such other number of shares of Common Stock as shall then be authorized and available for issuance, the Corporation shall have the option to satisfy the remainder of such conversion in shares of Common Stock that are authorized for issuance in the future. The Corporation shall use its best efforts to have any such additional number of shares of Common Stock authorized for issuance within 180 days of the Fundamental Change Conversion Date.

(v)                                 Within 15 days after the occurrence of a Fundamental Change, the Corporation shall provide to the holder of Series D Preferred Stock and the Corporation’s transfer agent a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. Such notice shall state (A) the events constituting the Fundamental Change; (B) the date of the Fundamental Change; (C) the last date on which the holder of Series D Preferred Stock may exercise the Fundamental Change Conversion Right; (D) to the extent applicable, the Fundamental Change Conversion Rate and the Fundamental Change Repurchase Price; (E) that the Corporation may elect to repurchase some or all of the Series D Preferred Stock as to which the Fundamental Change Conversion Right may be exercised; (F) the method of calculating the Market Price of Common Stock; (G) the Fundamental Change Conversion Date; (H) the name and address of the paying agent and the conversion agent; (I) the Conversion Rate and any adjustment to the Conversion Rate that shall result from the Fundamental Change; (J) that Series D Preferred Stock as to which the Fundamental Change Conversion Right has been exercised may be converted at the applicable Conversion Rate, if otherwise convertible, only if the notice of exercise of the Fundamental Change Conversion Right has been properly withdrawn; and (K) the procedures that the holder of Series D Preferred Stock must follow to exercise the Fundamental Change Conversion Right.

(vi)                              The Corporation shall also issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Trading Day following any date on which the Corporation provides such notice to the holders of Series D Preferred Stock.

(vii)                           The “Fundamental Change Conversion Date” shall be a date no less than 20 days nor more than 35 days after the date on which the Corporation gives the notice described in Section 6(l)(v) of terms of the Series D Preferred Stock. To exercise the Fundamental Change Conversion Right, the holder of Series D Preferred Stock shall deliver, on or before the close of business on the Fundamental Change Conversion Date, the Series D Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. The conversion notice shall state (A) the relevant Fundamental Change Conversion Date; (B) the number of Series D Preferred Stock to be converted; and (C) that the Series D Preferred Stock are to be converted pursuant to the applicable provisions of the Series D Preferred Stock. Notwithstanding the foregoing, if the Series D Preferred Stock is held in global form, the conversion notice shall comply with applicable DTC procedures.

(viii)                        Holders of Series D Preferred Stock may withdraw any notice of exercise of its Fundamental Change Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Fundamental Change Conversion Date. The notice of withdrawal shall state (A) the number of withdrawn shares of Series D Preferred Stock; (B) if certificated shares of Series D Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series D Preferred Stock; and (C) the number of shares of the Series D Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series D

Preferred Stock is held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(ix)                                Series D Preferred Stock as to which the Fundamental Change Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into shares of Common Stock in accordance with the Fundamental Change Conversion Right on the Fundamental Change Conversion Date, unless the Corporation has elected to repurchase such Series D Preferred Stock.

(x)                                   The holder of any shares of Series D Preferred Stock which the Corporation has elected to repurchase and as to which the conversion election has not been properly withdrawn shall receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Conversion Date or the time of book-entry transfer or delivery of the Series D Preferred Stock. If the paying agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series D Preferred Stock on the Business Day following the Fundamental Change Conversion Date, then (A) the Series D Preferred Stock shall cease to be outstanding and dividends shall cease to accrue (whether or not book-entry transfer of the Series D Preferred Stock is made or whether or not the Series D Preferred Stock certificate is delivered to the Corporation’s transfer agent); and (B) all of the other rights of the holder of Series D Preferred Stock shall terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series D Preferred Stock).

7.                                       Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

8.                                       No Maturity or Sinking Fund. The Series D Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series D Preferred Stock; provided, however, that the Series D Preferred Stock owned by a stockholder in excess of the Ownership Limit shall be subject to the provisions of Article VII of the Charter.

9.                                       Status of Reacquired Stock. In the event any shares of Series D Preferred Stock shall be reacquired, the shares so reacquired shall revert to the status of authorized but unissued shares of Series D Preferred Stock available for future issuance or reclassification by the Corporation.

10.                                 Exclusion of Other Rights. The Series D Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and the terms of the Series D Preferred Stock set forth herein.

11.                                 Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12.                                 Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Stock set forth in the Charter, including these Articles Supplementary, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series D Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

13.                                 No Preemptive Rights. No holder of Series D Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.

SECOND: The Shares have been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, ALEXANDRIA REAL ESTATE EQUITIES, INC. has caused this Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on March 25, 2008.

ATTEST:	ALEXANDRIA REAL ESTATE EQUITIES, INC.

/s/ Dean A. Shigenaga	/s/ Joel S. Marcus
Dean A. Shigenaga, Assistant Secretary	Joel S. Marcus, Chief Executive Officer